UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2023 (June 22, 2023)

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	STWD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 is incorporated herein by reference into this Item 2.03.

Item 8.01.  Other Events.

On June 22, 2023, Starwood Property Trust, Inc. (the “Company”) and its external manager, SPT Management, LLC (the “Manager”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”), relating to the issuance and sale of $350,000,000 aggregate principal amount of its 6.750% Convertible Senior Notes due 2027 (the “Notes”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional $52,500,000 aggregate principal amount of Notes to cover over-allotments, if any. Settlement of the offering occurred on July 3, 2023.

The net proceeds from the sale of the Notes were approximately $340.5 million (or approximately $391.7 million if the Underwriters exercise in full their option to purchase additional Notes to cover over-allotments, if any), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to allocate an amount equal to the net proceeds from the offering to finance or refinance, in whole or in part, recently completed or future eligible green and/or social projects. Eligible green and/or social projects are projects that meet certain eligibility criteria in alignment with the four core components of the Green Bond Principles 2021 (with June 2022 Appendix 1), Social Bond Principles 2021 (with June 2022 Appendix 1) and Sustainability Bond Guidelines 2021 as administered by the International Capital Market Association. Net proceeds allocated to previously incurred costs associated with eligible green and/or social projects will be available for the repayment of indebtedness previously incurred. Pending full allocation of an amount equal to the net proceeds to eligible green and/or social projects, the Company intends to use the net proceeds for general corporate purposes, including the repayment of outstanding indebtedness under the Company’s repurchase facilities.

The Notes are governed by the Indenture, dated as of February 15, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of July 3, 2023, between the Company and the Trustee (collectively, the “Indenture”).

The Notes pay interest semiannually in arrears on January 15 and July 15, commencing on January 15, 2024, at a rate of 6.750% per annum and mature on July 15, 2027, unless earlier converted, repurchased or redeemed. Prior to January 15, 2027, the Notes will be convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity. The conversion rate for the Notes is initially 48.1783 shares of common stock per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. Upon conversion, holders will receive cash, shares of the Company’s common stock, or a combination thereof at the Company’s election. On or after April 15, 2027, the Company may redeem the Notes for cash, in whole or from time to time in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders may require the Company to purchase for cash all or part of their Notes at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The Notes are the Company’s senior unsecured obligations and rank equally with all of its present and future senior unsecured debt and senior to any future subordinated debt.

The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a shelf registration statement on Form S-3ASR (File No. 333-264946) previously filed by the Company with the Securities and Exchange Commission under the Act.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 22, 2023, among the Company, the Manager and the Underwriters
4.1	Indenture for Senior Debt Securities, dated as of February 15, 2013, between the Company and the Trustee (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-3 (File No. 333-210560) filed April 1, 2016)
4.2	Fifth Supplemental Indenture, dated as of July 3, 2023, between the Company and the Trustee
4.3	Form of 6.750% Convertible Senior Notes due 2027 (included in Exhibit 4.2)
5.1	Opinion of Sidley Austin LLP
5.2	Opinion of Womble Bond Dickinson (US) LLP
23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)
23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.2)
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2023	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Jeffrey F. DiModica
Name: Jeffrey F. DiModica
Title: President